Exhibit 99.1

SERA PROGNOSTICS REPORTS FOURTH QUARTER 2024 FINANCIAL RESULTS

Salt Lake City – March 19, 2025 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Recent Highlights:

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On January 6, 2025, the Society for Maternal Fetal Medicine (“SMFM”) published an abstract reporting topline results for Sera’s Prematurity Risk Assessment Combined With Clinical Interventions for Improving Neonatal outcoMEs (“PRIME”) study.
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Results of the PRIME study were also accepted as a late-breaking abstract for oral podium presentation at the SMFM 2025 Pregnancy Meeting™ on January 31, 2025, widely considered the world’s leading conference on the subject of pregnancy. During this event, Dr. Brian Iriye – maternal-fetal medicine expert at the High Risk Pregnancy Center in Las Vegas, Nevada, and principal investigator for the PRIME study – presented the results of the full PRIME study. Among other notable results, the study showed that both primary outcomes met success criteria, showing a 25% reduction in neonatal morbidity and mortality index (NMI) and an 18% reduction in neonatal length of hospital stay among the pre-specified modified intent-to-treat population. Further, the study showed a 20% reduction in NMI and 22% reduction in NICU admissions among a broader intent-to-treat population.
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The Company also hosted a virtual R&D day in conjunction with tSMFM Pregnancy Meeting further showcasing results of the PRIME study. During these events, Dr. Iriye shared a presentation illustrating a number of key findings about the performance of Sera’s PreTRM® test-and-treat strategy.
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Raised $57.5 million through a public follow-on offering in February 2025, further extending the Company’s cash runway through 2028.
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Leveraging proceeds from this fundraise, Sera will begin expanding its commercial efforts in selected geographies in the United States, partnering with selected payers and providers to drive adoption of its PreTRM test; accelerating preparations for expansion in the European Union; and funding additional stuies designed to further increase adoption, including a potential submission to the U.S. FDA seeking broad approval of the PreTRM test.

“We are pleased with our progress during the year and, more recently, with the results of our full PRIME study,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “We are also thankful to our investors for supporting our fundraise last month, which we believe will promote our mission to mitigate the societal and healthcare costs of spontaneous premature birth and afford better outcomes for moms and babies by helping us drive adoption of our technology.”

Fourth Quarter 2024 Financial Results

Fourth quarter 2024 revenue was $24,000 compared to $41,000 for the same period of 2023.

Total operating expenses were $9.4 million, up 6% from $8.9 million for the fourth quarter of 2023 as Sera continued to manage operating expenses while making select investments in product development and commercialization activities to expand future sales generation.

Research and development expenses for the fourth quarter of 2024 were $3.1 million, and down approximately 19% compared with the fourth quarter of 2023.

Selling, general and administrative expenses for the fourth quarter of 2024 were $6.3 million, up from $5.0 million for the fourth quarter of 2023 due primarily to the Company focused spending on commercial activities anticipated to drive growth in future quarters.

Net loss for the quarter was $8.6 million compared to $7.9 million for the prior-year quarter.

Full Year 2024 Financial Results

Total full year 2024 revenue was $77,000 compared to $306,000 for full year 2023.

Total operating expenses were $36.7 million, down from $40.1 million for 2023.

Research and development expenses for 2024 were $14.7 million and down from $15.2 million for the prior year due primarily to lower clinical study costs.

Selling, general and administrative expenses for 2024 were $21.9 million, down significantly from $24.7 million for 2023 due primarily to steps previously taken to streamline commercial operations and maintain effective control over operating expenses.

Net loss for 2024 was $32.9 million, down from $36.2 million for 2023.

As of December 31, 2024, the Company had cash, cash equivalents, and available-for-sale securities of approximately $68.2 million. As noted above, in February 2025 the Company raised $57.5 million in a public follow-on offering, extending its cash runway through 2028 to support adoption and commercialization of Sera’s PreTRM test.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss fourth quarter and full year 2024 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 357-8785

Webcast Registration Link: https://app.webinar.net/2velx8K3AMB

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2024 March of Dimes Report Card shows that, for the last six consecutive years, more than one in ten infants is born prematurely in the United States. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the date, time and content of the Company’s quarterly earnings release and conference call; availability of the live audio of the conference call on the Company’s website; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These "forward-looking statements" are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the COVID-19 pandemic and its potential lingering impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading "Risk Factors" contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact

Investor Contact

Peter DeNardo, CapComm Partners

peter@capcommpartners.com

+1 (415) 389-6400

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue	$24	$41	$77	$306
Operating expenses:
Cost of revenue	32	24	82	210
Research and development	3,139	3,895	14,730	15,225
Selling and marketing	2,264	1,304	5,771	8,349
General and administrative	4,012	3,666	16,129	16,343
Total operating expenses	9,447	8,889	36,712	40,127
Loss from operations	(9,423)	(8,848)	(36,635)	(39,821)
Interest expense	(6)	(11)	(28)	(55)
Other income, net	850	934	3,765	3,634
Net loss	$(8,579)	$(7,925)	$(32,898)	$(36,242)
Net loss per share, basic and diluted	$(0.25)	$(0.25)	$(0.99)	$(1.16)
Weighted-average shares outstanding, basic and diluted	33,939,458	31,414,446	33,156,936	31,200,652

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$4,043	$3,880
Marketable securities	42,193	45,199
Accounts receivable	34	160
Other receivables	19	11,310
Prepaid expenses and other current assets	1,311	795
Total current assets	47,600	61,344
Property and equipment, net	1,239	1,999
Long-term marketable securities	21,973	30,841
Intangible assets, net	1,026	—
Other assets	737	1,257
Total assets	$72,575	$95,441
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,969	$1,046
Accrued and other current liabilities	2,384	2,722
Finance lease obligation, current portion	194	440
Deferred revenue	20,223	20,235
Total current liabilities	24,770	24,443
Finance lease obligation, net of current portion	2	196
Operating lease obligation, net of current portion	—	644
Total liabilities	24,772	25,283
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	327,534	317,066
Accumulated other comprehensive income (loss)	60	(15)
Accumulated deficit	(279,794)	(246,896)
Total stockholders' equity	47,803	70,158
Total liabilities and stockholders' equity	$72,575	$95,441